Exhibit 10.18

ENPRO INC.
2020 EQUITY COMPENSATION PLAN
PERFORMANCE SHARE UNITS AWARD AGREEMENT

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING
SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

GRANTED TO	GRANT DATE	TARGET NUMBER OF UNITS
<first_name> <last_name>	<award_date>	<shares_awarded>
PERFORMANCE CYCLE
January 1, 2024 – December 31, 2026

This Performance Share Units Award Agreement, including all Exhibits hereto (the “Agreement”), is made between Enpro Inc., a North Carolina corporation (the “Company”), and you, an employee of the Company or one of its subsidiaries.

The Company sponsors the Enpro Inc. 2020 Equity Compensation Plan (as amended from time to time, the “Plan”). A prospectus describing the Plan has been furnished to you. The Plan itself is available upon request, and its terms and provisions are incorporated herein by reference. When used herein, the terms which are defined in the Plan shall have the meanings given to them in the Plan, as modified herein (if applicable).

In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1.    Subject to the terms and conditions of the Plan and this Agreement, the Company awards to you the target number of Performance Share Units shown above (the “Units”).

2.    You acknowledge having read the prospectus and agree to be bound by all the terms and conditions of the Plan and this Agreement.

3.    The Units are issued pursuant to this Agreement, shall be subject to adjustment for performance as provided in Exhibit A, and shall vest on the date(s) shown on the enclosed Exhibit A. You shall not have the right to sell or otherwise dispose of the Units or any interest therein.

4.    You shall have no right to vote any of the Units with respect to any matter presented for a vote of the holders of the Company’s Common Stock and, with respect to the Units, you shall not be entitled to receive any dividends on the Company’s Common Stock when such dividends are paid.

5.    Upon the vesting of Units in accordance with paragraph 3 and Exhibit A of this Agreement, you shall be entitled to receive from the Company (i) one share of Common Stock for each Unit that is vested and payable plus (ii) a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of Common Stock from the Grant Date up to and including the applicable vesting date. Notwithstanding the foregoing, if you are paid through a non-U.S. payroll, unless the Committee determines otherwise, upon the vesting of Units you shall be entitled to receive from the Company a cash payment in respect of each vested Unit equal to the Fair Market Value of one share of Common Stock on the applicable vesting date, plus, a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of Common Stock from the Grant Date up to and including the applicable vesting date. Unless otherwise provided by Exhibit A, payment for vested Units shall be made as soon as administratively practicable after the applicable vesting date on a date determined by the Committee which shall be no earlier than the date that the Committee determines performance results and no later than March 15 following the end of the Performance Cycle (the “Settlement Date”).

6.    You acknowledge and agree that upon your Separation from Service prior to the Units becoming vested in accordance with paragraph 3 and Exhibit A of this Agreement or otherwise in accordance with the Plan, your right to receive payment on any such unvested Units shall automatically, without further act, terminate.

7.    You agree that you shall comply with (or provide adequate assurance as to future compliance with) all applicable securities laws and income tax laws as determined by the Company as a condition precedent to the payment of any amount pursuant to this Agreement. In addition, you agree that, upon request, you will furnish a letter agreement providing that (i) you will not distribute or resell in violation of the Securities Act of 1933, as
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amended, any of shares of the Company’s Common Stock delivered in payment of the Units, (ii) you will indemnify and hold the Company harmless against all liability for any such violation, and (iii) you will accept all liability for any such violation.

8.    By executing and returning the Beneficiary Designation Form attached as Exhibit B, you may designate a beneficiary to receive any payment to be made hereunder in the event of your death while in service with the Company. If you do not designate a beneficiary or if your designated beneficiary does not survive you, then your beneficiary will be your estate.

9.    The existence of this award shall not affect in any way the right or power of the Company to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Company’s Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
10.    Any notice which either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Company may notify you from time to time; and to you at your electronic mail or postal address as shown on the records of the Company from time to time, or at such other electronic mail or postal address as you, by notice to the Company, may designate in writing from time to time.

11.    By accepting this award, you acknowledge and agree that this award is subject to the following terms applicable to awards granted to employees outside the U.S. The Company reserves the right to impose other requirements on the award to the extent that the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

i)    Nothing in the Plan forms part of the terms of your employment and the rights and obligations arising from your employment with the Company and its subsidiaries are separate from, and are not affected by, your participation in the Plan.

ii)    The grant of any Units to you does not create any right for you to be granted any further Units or to be granted Units on any particular terms, including the number of Units to which an award relates.

iii)    By participating in the Plan, you waive all rights to compensation for any loss in relation to the Plan, including: (A) any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the participant’s employment); (B) any exercise of a discretion or a decision taken in relation to any award, or any failure to exercise a discretion or take a decision; or (C) the operation, suspension, termination or amendment of the Plan.

iv)    By participating in the Plan, you consent to the collection, holding, processing and transfer of your personal data by the Company and any Subsidiary or any third party for all purposes relating to the operation of the Plan, including but not limited to, the administration and maintenance of participant records, providing information to future purchasers of the Company or any business in which you work and to the transfer of information about you to a country or territory outside the European Economic Area or elsewhere.

12.    The award is subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder (the “Dodd-Frank Clawback Rules”), and (ii) the Enpro Inc. Dodd-Frank Clawback Policy and any other policies adopted by the Company to implement such requirements, all to the extent determined by the Company in its discretion to be applicable to you. For the avoidance of doubt, if the Dodd-Frank Clawback Rules and any implementing policy apply to you, then the Company may take action against the award or any proceeds you receive from it to recover any erroneously awarded compensation you may have received from the Company (whether related to the award or otherwise), all in accordance with the Dodd-Frank Clawback Rules and the applicable implementing policy and subject to the requirements of applicable law.

13.    Regardless of any action the Company or your employer takes with respect to any or all income tax, payroll tax or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items owed by you is and remains your responsibility and that the Company and/or your employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this award, including the grant and vesting of the Units and the subsequent sale of any shares of Common Stock delivered in payment of any Units, (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate your liability for Tax-Related

Items or achieve any specific tax result, and (iii) does not commit to and is under no obligation to use a withholding method for Tax-Related Items which results in the most favorable or any particular tax treatment for you. If you become subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company or your employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In the event the Company determines that it and/or your employer must withhold any Tax-Related Items as a result of your participation in the Plan, you agree as a condition of the grant of the Units to make arrangements satisfactory to the Company and/or your employer to enable it to satisfy all withholding requirements by all legal means, including, but not limited to, withholding any applicable Tax-Related Items from the vesting and payment of the Units (based on the fair market value of Common Stock on the applicable date for determining the tax withholding obligations). In addition, you authorize the Company and/or your employer to fulfill its withholding obligations by all legal means, including, but not limited to: withholding Tax-Related Items from your wages, salary or other cash compensation your employer pays to you; withholding Tax-Related Items from the cash proceeds, if any, received upon sale of any shares of Common Stock received in payment of Units; and at the time of vesting, withholding shares of Common Stock or the cash payment to be delivered in payment of the Units sufficient to meet the withholding obligations for Tax-Related Items, in any event, in an amount which does not exceed the maximum statutory tax rate in the applicable jurisdiction. In the event that you have not advised the Company at least 21 days prior to the occurrence of any event requiring it and/or your employer to withhold any Tax-Related Items, you will be deemed to have irrevocably directed the Company and/or your employer to fulfill its withholding obligations by withholding any applicable Tax-Related Items from the vesting and payment of the Units. The Company may refuse to deliver shares of Common Stock, or the cash payment, upon vesting of the Units if you fail to comply with any withholding obligation.

14.    In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. This Agreement constitutes the final understanding between you and the Company regarding the Units. Any prior agreements, commitments or negotiations concerning the Units are superseded. Subject to the terms of the Plan, this Agreement may only be amended by a written instrument signed by both parties.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and you have hereunto set your hand, all effective as of the Grant Date listed above.

ENPRO INC.	EMPLOYEE

Robert S. McLean	<first_name> <last_name>
EVP, General Counsel, Chief Administrative Officer and Secretary

EXHIBIT A

ENPRO INC.
2020 EQUITY COMPENSATION PLAN
PERFORMANCE SHARE UNITS AWARD AGREEMENT

Vesting of Units

(a)    Performance Adjustment. Units shall become earned and vested based on the Company’s relative total shareholder return (“TSR”) performance, as follows:

•Units earned will vary from 0% to 200% of the target award based on the Company’s TSR ranking compared to the SmallCap 600 Capital Goods industry group over the 3-year period beginning January 1, 2024 and ending December 31, 2026.

Determination of performance and payout percentages shall be in accordance with the method for calculation approved by the Committee at its [DATE] meeting and may be subject to equitable adjustment where necessary (i) in response to changes in applicable laws or regulations, (ii) to account for items of gain, loss, or expense that are related to the disposal (or acquisition) of a business or change in accounting principles that was not anticipated at the time this award was made, (iii) to account for adjustments in expense due to re-measurement of pension benefits, (iv) to account for restructurings, discontinued operations, and any other items deemed by the Committee to be non-recurring in nature or otherwise not reflective of operating performance that were not anticipated at the time this award was made, and (v) to reflect other unusual, non-recurring, or unexpected items similar in nature to the foregoing, in each case as determined in good faith by the Committee. If adjustment for performance results in fractional Units, the number of Units earned and vested shall be rounded up to the next whole Unit.

(b)    Separation from Service Prior To Vesting. Any unvested Units shall be forfeited if you have a Separation from Service prior to the Vesting Date, subject to the following:

(i)Death. If you have a Separation from Service before the Vesting Date due to your death, the Prorated Target Units shall be adjusted for performance under paragraph (a) above as if the Performance Cycle ended on the last day of the fiscal quarter ending on or immediately after the date of your death. Shares of Common Stock shall be issued as soon as administratively practicable (not more than 30 days) after the end of such fiscal quarter.
(ii)Disability; Retirement; Involuntary Termination Without Cause. If you have a Separation from Service before the Vesting Date (A) due to your Disability, (B) due to your Retirement, or (C) by action of the Company for any reason other than Cause, the Prorated Target Units shall be adjusted for performance through the end of the Performance Cycle and paid on the Settlement Date as provided by Section 5 of the Agreement.

(c)    Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control during the Performance Cycle, the Units will vest as follows:

(i)To the extent the Units are assumed, converted or replaced by the resulting entity in the Change in Control, if within two years after the date of the Change in Control you have a Separation from Service either (A) by the Company other than for Cause or (B) by you for Good Reason, then the Units shall be deemed to have been earned as of the date of the applicable Separation from Service based upon the greater of: (1) an assumed achievement of all relevant performance goals at their “target” level, or (2) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end immediately preceding the Change in Control. The Units, as adjusted for such deemed performance, shall become vested in full and shall be paid as soon as administratively practicable (not more than 30 days) after the date of such Separation from Service.

(ii)To the extent the Units are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control the target payout opportunities attainable under the award shall be deemed to have been earned as of the Change in Control based upon the greater of: (A) an assumed achievement of all relevant performance goals at their “target” level, or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end immediately preceding the Change in Control. The Units, as adjusted for such deemed performance, shall become vested in full and shall be paid as soon as administratively practicable (not more than 30 days) after the date of the Change in Control.

(d)    Definitions. For purposes of this Exhibit A, the following terms shall have the following meanings:

(i)“Cause” shall be defined as that term is defined in your offer letter or other applicable employment or, in the case of a Change of Control, management continuity agreement; or, if there is no such definition, “Cause” means your Separation from Service due to (A) the willful and continued failure by you to substantially perform your duties with the Company, which failure causes material and demonstrable injury to the Company (other than
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any such failure resulting from your incapacity due to physical or mental illness), after a demand for substantial performance is delivered to you by the Company which specifically identifies the manner in which the Company believes that you have not substantially performed your duties, and after you have been given a period (hereinafter known as the "Cure Period") of at least thirty (30) days to correct your performance, (B) the willful engaging by you in other gross misconduct materially and demonstrably injurious to the Company, (C) conviction of a felony or a misdemeanor involving moral turpitude, (D) your willful receipt of an improper personal benefit that demonstrably injures the Company, and (E) your material violation of the Company’s code of conduct, code of ethics, or other written policies. For purposes hereof, no act, or failure to act, on your part shall be considered "willful" unless conclusively demonstrated to have been done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interests of the Company.

(ii)“Disability” means that you have been determined to be totally disabled under the Company's Long-Term Disability Plan.
(iii)“Good Reason” shall be defined as that term is defined in your offer letter or other applicable employment or management continuity agreement; or, if there is no such definition, “Good Reason” means, provided that you have complied with the Good Reason Process, the occurrence of any of the following events without your consent: (A) a material diminution in your responsibility, authority or duty; (B) a material diminution in your base salary except for across-the-board salary reductions based on the Company and its Subsidiaries’ financial performance similarly affecting all or substantially all management employees of the Company and its Subsidiaries; or (C) the relocation of the office at which you were principally employed immediately prior to a Change in Control to a location more than fifty (50) miles from the location of such office, or your being required to be based anywhere other than such office, except to the extent you were not previously assigned to a principal location and except for required travel on your employer’s business to an extent substantially consistent with your business travel obligations at the time of the Change in Control.

(iv)“Good Reason Process” means that (A) you reasonably determine in good faith that a Good Reason condition has occurred; (B) you notify the Company and its Subsidiaries in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (C) you cooperate in good faith with the Company and its Subsidiaries’ efforts, for a period of not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (D) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (E) you have a Separation from Service for Good Reason within sixty (60) days after the end of the Cure Period. If the Company or its Subsidiaries cures the Good Reason condition during the Cure Period, and you have a Separation from Service due to such condition (notwithstanding its cure), then you will not be deemed to have had a Separation from Service for Good Reason.
(v)“Prorated Target Units” means the number of target Units multiplied by the quotient of (A) the whole number of calendar months (with any portion of a calendar month greater than 15 days being considered a whole calendar month and any portion of a month constituting 15 or fewer days not being considered a whole calendar month) from the first day of the Performance Cycle to the date of the applicable Separation from Service, which shall not exceed 36, divided by (B) 36.
(vi)“Retirement” means your Separation from Service after either (A) attainment of age 65, or (B) attainment of age 60 with at least ten years of service with the Company and its Subsidiaries (based on years of service determined under any applicable benefit plan of the Company in which you participate or such other means as determined by the Company), other than a Separation from Service due to the your death, Disability, or by action of the Company for Cause.
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EXHIBIT B
ENPRO INC.
2020 EQUITY COMPENSATION PLAN
PERFORMANCE SHARE UNITS AWARD AGREEMENT
Beneficiary Designation Form
Please complete this form only if you haven’t already designated a beneficiary for your Units granted under the Plan (defined below) or if you wish to change your current beneficiary designation. Completed forms should be returned to the Human Resources Department at 5605 Carnegie Blvd., Suite 500, Charlotte, NC 28209.

GRANT DATE	TARGET NUMBER OF UNITS

With respect to the above described award of Units under the Enpro Inc. 2020 Equity Compensation Plan (the “Plan”), I hereby designate the following person or entity as my beneficiary with respect to any delivery of payment with respect to the Units in the event of my death.
If my beneficiary named below predeceases me, any such payment will be made to my estate.

Name and Address of Beneficiary	Social Security #	Relationship to Participant

I understand that I may change this designation at any time by executing a new form and delivering it to the Human Resources Department. This designation supersedes any prior beneficiary designation made by me under the Plan with respect to the Units.

Employee's Name (Please print)

Witness: _____________________________
Signature of Employee

Date:___________________________

Received by the Human Resources Department this ____ day of _________, _____.

By:___________________________

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